Exhibit 6.3

IdentifySensors Biologics Corp

Sub-Lease

Of 20600 Chagrin Blvd Suite 450

Tower East

Shaker Heights, Ohio 44122

Date: 9-1-20

Table of Contents

Lease Documents

Lease Agreements	pages 1 - 6

Addendums
Utility Company Contact Information	page 7
Move In/Out Condition - Security Deposit Statement	page 8
Zero Tolerance for Criminal Activity	page 9

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LEASE AGREEMENT

This agreement, dated 9-1-20, is between Gregory Hummer/MCO Advantage _______________________:

1.	LANDLORD:

The Landlord(s) and/or agent(s) is/are and will be referred to in this Lease Agreement as "Landlord". Gregory Hummer/MCO Advantage (Landlord)

2.	TENANT:

The Tenant(s) is/are: IdentifySensors Biologics Corp (ISB) and will be referred to in this Lease as "Tenant".

3.	RENTAL PROPERTY:

The Landlord agrees to rent to the Tenant the property described as office space located at 20600 Chagrin Blvd Suite 450 – Shaker Heights, Ohio 44122 5 offices, which will be referred to in this Lease as the "Leased Premises" based upon all written and oral representations of the Tenant that they have no bankruptcies and that the Tenant has no criminal background nor has any evictions from any premises or civil suits against Tenant. Tenant agrees that this lease is based upon Tenant’s statements and that Tenant agrees to vacate the property immediately if any of these statements or representations are found to be untrue or false. Tenant agrees that the rental property is in excellent condition.

4.	TERM OF LEASE AGREEMENT:

The Lease Agreement will begin on September 1, 2020 and will end on July 31, 2022. This lease term will terminate upon non-payment of rent with notice by landlord by email, US mail, fax or posting upon the property.

5.	USE & OCCUPANCY OF PROPERTY:
A.	The only person(s) occupying the property is/are: , Personnel of ISB
B.	Any change in may be subject to an adjustment in the amount of rent.
C.	The Tenant will use the property only as a business office space.

6.	AMOUNT OF RENT:
A.	The amount of the Base Rent is $1,600.00 plus all electric and gas utilities and cable.

7.	DATE RENT IS DUE:
A.	The rent is due on or before the 1st day of each month. The rent due date is the date the Landlord must receive the Tenant's payment.
B.	Rental payments are made payable to: MCO Advantage/Gregory Hummer
C.	Rental payments are to be deposited into MCO’s bank account at PNC bank on the first of each month.

8.	LATE FEE:
A.	If the rent or any other charges are not received by the Landlord on or before 5 days after the rent due date, Tenant must pay a late fee of $40 as additional rent in addition to the Base Rent. Any failure to pay the Base Rent plus any additional rent at any time is a default of this lease.

B.	Rental payments paid late: if there are late payments 3 times within a 12 month period then this also creates a default of the Lease Agreement.

C.	Payments received by Landlord when there are arrearages, shall be credited first, to any outstanding balance, and then applied to the current amount due.

9.	RETURNED PAYMENTS:
A.	A returned payment fee of $50 will be added for all returned payments. A personal check will not be accepted as payment to replace a returned payment.
B.	If there are more than 2 instances of returned payments, Tenant(s) agree that the Landlord may require all future payments to be made only by Certified Check, Money Order, or Cash.
C.	If your financial institution returns your rental payment and causes the rental payment to be late, a late charge will apply.

initials of all Tenants GJH

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10.	SECURITY DEPOSIT:

A.	The Tenant(s) have paid to the Landlord a Security Deposit of _$0.00 dollars .
B.	The Security Deposit is intended to pay the cost of damages, cleaning, excessive wear and tear, and unreturned keys once the Lease Agreement has ended and/or for any unpaid charges or attorney fees suffered by the Landlord by reason of Tenant's default of this Lease Agreement.
C.	Tenant may be responsible for any unpaid charges or attorney fees, suffered by the Landlord by reason of Tenant's default of this Lease in accordance to state and local laws and regulations.
D.	Under no circumstance can the Security Deposit be used as payment for rent and/or other charges due during the term of this Lease Agreement. Tenant acknowledges that the entire house is newly painted walls, ceilings and woodwork.
E.	The Leased Premises must be left in the same condition as when this lease is executed and good, clean condition with all trash, debris, and Tenant's personal property removed. Tenant acknowledges that all appliances are new, furnace and hot water tank are new.
F.	The Leased Premises shall be left with all appliances and equipment in working order. Landlord's recovery of damages will not be limited to the amount of the Security Deposit.

11.	UTILITIES & SERVICES:

A.	Landlord will be responsible for the following utilities and services: None

12.	APPLIANCES:

A.Landlord wi

ll supply: None

13.	MAINTENANCE AND REPAIRS:

The Tenant is responsible for all repairs within the office.

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14.	CONDITION OF PROPERTY:

A.	The Tenant acknowledges that the Tenant has inspected the Leased Premises and at the commencement of this Lease Agreement, the interior and exterior of the Leased Premises, as well as all equipment and any appliances are found to be in an acceptable excellent condition and in good working order. Tenant agrees to do certain repairs itemized in this lease.
B.	The Tenant agrees that neither the Landlord nor his agent have made promises regarding the condition of the Leased Premises.
C.	The Tenant agrees to return the Leased Premises to Landlord at end of the Lease Agreement in the same condition than it was at the beginning of the Lease Agreement.

By signing this Lease Agreement, the Tenant certifies that he/she has read, understood and agrees to comply with all of the terms, conditions,

Rules and Regulations of this Lease Agreement including any addendums and that he/she has received the following:

1.	Copies of all Addendums, Rules and Regulations, Special Terms and Conditions, and Applications. All necessary Key(s), Security Card(s), and/or Auto Sticker(s) to the Leased Premises.

2.

Landlord	Gregory Hummer

Tenant’s Signature:	/s/ Gregory Hummer

Co- Signer Signature:	_______________

Landlord /Agent Signature:	_______________

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